Exhibit 99.2

Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

To: Holder of Vishay Intertechnology, Inc. 2.25% Convertible Senior Notes due 2030 (CUSIP: 928298 AR9) (the "Notes")

HSBC Bank USA, National Association
Issuer Services
66 Hudson Boulevard East 545W9
New York, NY 10001
Attention: Client Service Delivery

Re: Notice of Convertibility of Notes

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of September 12, 2023 (the "Indenture"), by and between Vishay Intertechnology, Inc. (the "Company") and HSBC Bank USA, National Association, as trustee (in such capacity, the "Trustee").  Capitalized terms used herein without definition shall have meanings assigned to them in the Indenture.

Pursuant to Section 14.01(b)(iv) of the Indenture, the Notes shall become convertible at any time during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending December 31, 2023 and prior to the close of business on the Business Day immediately preceding March 15, 2030, if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding fiscal quarter is greater than or equal to 130% of the Conversion Price on each applicable Trading Day (the "Sale Price Conversion Condition").

The Company hereby provides notice that the Sale Price Conversion Condition has been satisfied with respect to the fiscal quarter ended July 4, 2026 and, accordingly, Holders may convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of their Notes during the fiscal quarter ending October 3, 2026 in accordance with the requirements of the Indenture, including with respect to Section 14.02 of the Indenture, at the Conversion Rate of 33.1609 shares of Common Stock per $1,000 principal amount of Notes, subject to the terms of the Indenture.

No adjustment to the Conversion Rate pursuant to Section 14.03 of the Indenture has taken effect as a result of the satisfaction of the Sale Price Conversion Condition.

Conversion Procedures

The following sets forth the procedures a Holder must follow to convert their Notes:

Holders of beneficial interests in a Global Note.  Holders of a beneficial interest in a Global Note need only comply with the procedures of the Depository in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h).

Holders of Physical Notes.  Holders of Physical Notes must (a) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h).

Conversion Date.  A Holder's Conversion Date means the date that such Holder has complied with the requirements summarized above pursuant to Section 14.02(b) of the Indenture.

Conversion Agent.  The Trustee is acting as the Conversion Agent.

Interest for the Notes.  Upon conversion, a Holder shall not receive any separate payment for accrued and unpaid interest, if any, except as set forth below.  The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Stock Taxes.  If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax.

Settlement Upon Conversion

Method of Settlement.  The Notes are convertible into cash, up to the aggregate principal amount of the Notes, and in cash, shares of the Company's common stock or a combination thereof, at the Company's election, in respect of the remainder, if any, of the Company's conversion obligation in excess of the aggregate principal amount of the Notes being converted.

Delivery of Consideration.  The Company will deliver the consideration due in respect of the Conversion Obligation no later than the second Business Day immediately following last Trading Day of the relevant Observation Period.

Fractional Shares.  The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the last Trading Day of the relevant Observation Period.  For each Note surrendered for conversion, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

Vishay Intertechnology, Inc.
July 6, 2026